UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 30, 2007

                          RIVIERA HOLDINGS CORPORATION
             (exact name of registrant as specified in its charter)

      Nevada                     000-21430                 88-0296885
  (State or other              (Commission              (IRS Employer
  jurisdiction of               File Number)             Identification No.)
  incorporation)


  2901 Las Vegas Boulevard
  Las Vegas, Nevada                                                 89109
  (Address of principal executive offices)                        (Zip code)

  Registrant's telephone number, including area code (702) 794-9527


    (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

         On April 30, 2007, we issued a press release reporting that we obtained a best-efforts financing commitment for up to $245 million of senior secured credit facilities. A copy of the press release is included in Exhibit 99.1 hereto.

         The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as and when expressly set forth by such specific reference in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable. (b) Not applicable. (c) Not applicable. (d) Exhibits:
Exhibit 99.1 Riviera Holdings Corporation press release dated April 27, 2007

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  Date: April 30, 2007              RIVIERA HOLDINGS CORPORATION

                                    By: /s/ Mark Lefever
                                    Mark Lefever
                                    Treasurer and Chief Financial Officer

                                  EXHIBIT 99.1

                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                             INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO            Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                       (208) 241-3704 Voice
(702) 794-9442 Fax                         (208) 232-5317 Fax
Email:  mlefever@theriviera.com            Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


                   RIVIERA HOLDINGS SIGNS FINANCING COMMITMENT



         LAS VEGAS, NV (April 30, 2007) - Riviera Holdings Corporation (AMEX:
RIV) today announced that it has obtained a commitment from Wachovia Bank, National Association to use its best efforts to market and syndicate up to $245 million of senior secured credit facilities, to be comprised of a new $20 million five year revolving credit facility and a new $225 million seven year term loan facility.

         If Riviera obtains these senior secured credit facilities ("the facilities"), it intends to use the proceeds for, among other purposes, the refinancing of its 11% Senior Secured Notes due June 15, 2010 in the original principal amount of $215 million.

         Substantially all of the outstanding principal amount of the term loan would mature in the seventh year of the term. Riviera would be permitted to prepay the facilities without premium or penalties, subject to any arrangements Riviera may enter into related to any LIBOR based loan.

         "The new Senior Credit Facilities will reduce interest costs and provide greater financial flexibility to the Company," commented William Westerman, Chairman and CEO of Riviera Holdings Corporation.

         Interest on loans under the facilities would bear interest at a rate dependent in large part upon the rating received from the rating agencies.

         The facilities would be guaranteed by all of Riviera's active subsidiaries and would be secured by the stock of those subsidiaries and all or substantially all of the assets of Riviera and its subsidiaries.

         Wachovia's commitment to use its best efforts to secure commitments from other lenders for the facilities is subject to various conditions precedent, including satisfactory completion of due diligence reviews, completion of a definitive credit agreement with Riviera and related documentation for the facilities (which will contain, among other things, representations, warranties, covenants and events of default customarily found in similar financings) and the absence of material adverse changes on Riviera's part.

Forward-Looking Statements

         This report contains "forward-looking statements," as defined in
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include the words "may," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect," "projections" or "anticipate" and similar words and include all discussions about the facilities, including whether Riviera will in fact obtain the facilities and, if so, what the definitive terms and conditions of the facilities will be. Riviera does not guarantee that it will obtain the facilities nor does it guarantee what the definitive terms and conditions of the facilities would be or how favorable they would be to Riviera. Although Riviera believes that its forward-looking statements are reasonable at the present time, Riviera may not achieve its plans, objectives and expectations or Riviera may modify them. You should read this report completely and with the understanding that Riviera's actual results may be materially different from what Riviera expects. Riviera does not plan to update forward-looking statements even though its situation or plans may change in the future, unless applicable law requires Riviera to do so.

About Riviera Holdings

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV.

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